UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to 13 OR 15(D)
of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 14, 2011

ACL Semiconductors Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-50140	16-1642709
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

Room 1701, 17/F, Tower 1
Enterprise Square, 9 Sheung Yuet Road
Kowloon Bay, Kowloon, Hong Kong
(Address of principal executive offices) (Zip Code)

011-852- 3666-9939
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.

On March 14, 2011, ACL Semiconductors Inc. (the “Company”) reported results for the quarter ended December 31, 2010. The Company reported net revenue of $117.9 million, an increase from $90.3 million, or 31%, compared to the same period last year. The year-over-year revenue growth was primarily due to an increase of sales volume in the PRC market. Net loss for the quarter ended December 31, 2010 was $24,874, compared to net loss of $383,804 in the same period last year. The decrease in net loss resulted primarily from pricing pressure stabilization on our products as compared to the year ago quarter. Loss per diluted share was $0.0009 for the quarter ended December 31, 2010, as compared to a loss of $0.01 in the same period last year.

Gross profit for the quarter ended December 31, 2010 was $1.7 million, up 157% from $653,721 for the quarter ended December 31, 2009, primarily due to our market share gains in NAND Flash distribution. Gross margin for the quarter ended December 31, 2010 was 1.4%, up from 0.7% as compared to the quarter ended December 31, 2009. The increase in gross profit and gross margin was mainly due to the increase in the average selling prices and market share gains.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACL SEMICONDUCTORS INC.

By:	/s/ Kenneth Lap Yin Chan
Kenneth Lap Yin Chan
Chief Operating Officer
Date: March 23, 2011